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Exhibit 9.2

VOTING TRUST AGREEMENT,
VOTING AGREEMENT AND PROXY

        This Voting Trust Agreement, Voting Agreement and Proxy ("Voting Agreement") is made and entered into as of March 1, 2004 between David Simon ("David"), Melvin Simon ("Melvin") and Herbert Simon ("Herbert"), each of the parties hereto being sometimes called, individually, a "Party" or, collectively, "Parties".

W I T N E S S E T H:

        WHEREAS:

  A.
  Melvin Simon & Associates, Inc., an Indiana corporation ("MSA"), on the one hand, and the Parties on the other, entered into an Amended and Restated Voting Trust Agreement, Voting Agreement and Proxy, dated as of November 1, 2000 (the "Restated Voting Agreement"), with respect to 3,200,000 shares of Class B Common Stock, $0.0001 par value per share (the "Class B Stock") of Simon Property Group, Inc., a Delaware corporation ("SPG").

  B.
  Pursuant to that certain Stock Purchase Agreement between MSA and David, dated as of March 1, 2004, David has acquired 8,000 shares of Class B Stock (together with all shares of Class B Stock received as a dividend thereon, or in respect of a recapitalization thereof, the "Shares") from MSA.

  C.
  The Parties desire to subject the Shares to, and to create, a voting trust, as herein provided.

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties agree as follows:

        1.     The Parties hereby create for the Shares a voting trust (the "Voting Trust") as provided in this Voting Agreement, and David hereby appoints, designates and constitutes Melvin, Herbert and himself as voting trustees (the "Voting Trustees", which term includes successors appointed pursuant to the terms of this Voting Agreement) to serve and perform in accordance with the terms of this Voting Agreement, subject to the terms of the Delaware General Corporation Law (the "Act").

        2.     David, simultaneously with the execution of this Voting Agreement, hereby assigns and delivers to the Voting Trustees one or more stock certificates representing the Shares and David and the Voting Trustees shall do all things necessary to cause the Shares represented by such stock certificate(s) to be transferred to, and into the names of, the Voting Trustees, as Voting Trustees hereunder, on the books of SPG.

        3.     This Voting Agreement and the Voting Trust hereby created shall be irrevocable and continue for a period ending on the earlier of (a) thirty (30) years from the date hereof unless sooner terminated under clause (b) or clause (c) of this Paragraph 3 or clause (ii) of paragraph 8, (b) the death, disability or resignation as Voting Trustee of the last of Melvin, Herbert, David and all successor Voting Trustees named as hereinafter provided to die, become disabled or resign as Voting Trustee, or (c) the agreement of all the Voting Trustees then serving, including successor Voting Trustees then serving, to terminate the Voting Trust. Upon the death, disability or resignation of a person who is a Voting Trustee, such person shall cease to be a Voting Trustee.

        4.     Throughout the term of this Voting Agreement, the Voting Trustees then serving hereunder shall only vote the Shares (or give consent), as to each issue upon or with respect to which such Shares may be voted (or a consent with respect thereto may be given), in such manner as is unanimously agreed upon among the Voting Trustees, and such Voting Trustees at any given time shall have the exclusive right to vote in the manner herein required such Shares, in person or by proxy, at all meetings of the stockholders of SPG (or to give written consents in lieu of voting thereon) and on all other occasions or events when the vote (or consent) of holders of Shares is required, sought or permitted; provided that each Voting Trustee shall, in respect of the Shares, vote for (or give consent to) the election as a director of SPG of Melvin if he is then serving as a Voting Trustee, of Herbert if he is then serving as a Voting Trustee and of David if he is then serving as a Voting Trustee.

        5.     If Melvin, Herbert and David are no longer serving as Voting Trustees hereunder, a successor voting trustee shall automatically be appointed pursuant to paragraph 8 of this Voting Agreement and shall vote the Shares held hereunder as to each issue upon or with respect to which such Shares may be voted, including the election of directors of SPG, in the manner such successor voting trustee deems appropriate.

        6.     At any time during the term of the Voting Trust herein created, this Voting Agreement may be amended or terminated by unanimous agreement of all persons then serving as Voting Trustees, or, if only one person remains serving as Voting Trustee, by such Voting Trustee, which amendments may include but not be limited to shortening the term hereof, extending the term if permitted by law, or selecting or providing for the selection or appointment or automatic succession of successor Voting Trustees; provided that if David is no longer a Voting Trustee, then no amendment may be made to this Voting Agreement, other than to shorten the term hereof.

        7.     When consent or a vote of any Party hereto is required under the terms hereof, the same may be withheld or given in the sole discretion of such Party whose consent or vote is sought unless otherwise expressly provided herein.

        8.     In the event that Melvin, Herbert and David are no longer serving as Voting Trustees hereunder, (i) one of the individuals listed in Exhibit A attached hereto will be automatically appointed as successor Voting Trustee in the order in which their names appear thereon so long as such person accepts such appointment and is not otherwise then dead or disabled, and (ii) the thirty (30) year period described in clause (a) of paragraph 3 above shall automatically be changed to one (1) year; provided, however, that (a) if David is serving as a Voting Trustee, additional individuals may be added to the end of the aforesaid list with the approval of all the Voting Trustees, and (b) if David is serving as the only Voting Trustee hereunder, David shall have the right, in addition to any of the rights of the Voting Trustees set forth herein, to revise and amend such list of individuals or to decide not to rely on such list and provide for another mechanism with respect to the appointment of successor Voting Trustees, as he deems appropriate.

        9.     No Voting Trustee shall have any liability to any holder of a Voting Trust Certificate (as hereinafter defined) hereunder for the manner in which the Voting Trustee votes the Shares or for other acts except for acts committed by him in bad faith or as otherwise provided at law.

        10.   All distributions with respect to Shares shall be paid to the holders of the Voting Trust Certificates hereunder as if they held the Shares directly, except that any distributions made in shares of Class B Stock shall be held under and be subject to the provisions of this Voting Agreement.

        11.   The Voting Trustees shall issue and deliver to David certificates (the "Voting Trust Certificates") representing the Shares (or in respect of any additional Shares held pursuant to paragraph 10 hereof) in form substantially as follows:

VOTING TRUST CERTIFICATE
FOR CLASS B COMMON STOCK, PAR VALUE $0.0001 PER SHARE,
OF SIMON PROPERTY GROUP, INC.

        Certificate Number
Number of Shares Held in Trust—8,000

        THE UNDERSIGNED, Melvin Simon, Herbert Simon and David Simon, as Voting Trustees for the Class B Common Stock, par value $0.0001 per share (the "Class B Stock"), of Simon Property Group, Inc., a Delaware corporation ("SPG"), under a Voting Trust Agreement, Voting Agreement and Proxy (the "Voting Agreement"), dated                         , 2004, having received stock certificates evidencing 8,000 shares of Class B Stock pursuant to the Voting Trust Agreement (which the holder hereof, by accepting this Voting Trust Certificate, ratifies and adopts) hereby certifies that David Simon is entitled to receive 8,000 fully paid and nonassessable shares of Class B Stock of SPG, on the expiration of the Voting Agreement, and in the meantime shall be entitled to receive payments equal to all dividends or distributions that may be collected by the Voting Trustees upon a like number of such shares held by them under the terms of the Voting Agreement, except that any dividends or distributions made in shares of Class B Stock shall be held under and be subject to the provisions of the Voting Agreement.

        This Voting Trust Certificate is transferable only on the books of the Voting Trustees by the registered holder in person or by his duly authorized attorney or by his assignee, and the holder hereby, by accepting this Voting Trust Certificate, manifests his consent that the Voting Trustees may treat the registered holder or his assignee hereof as the true owner for all purposes, except for the delivery of stock certificates, which delivery shall not be made without the surrender hereof and his agreement to make certain payments required by paragraph 14 of the Voting Trust Agreement. Upon written assignment of this Voting Trust Certificate, the assignee shall be entitled to surrender this Voting Trust Certificate to the Voting Trustee and receive a new Voting Trust Certificate in replacement thereof.

        IN WITNESS WHEREOF, the Voting Trustees have executed this Voting Trust Certificate on                         , 2004.

Melvin Simon
Herbert Simon
David Simon as Voting Trustees

        12.   At the termination of the Voting Trust hereby created, the Voting Trustees shall deliver to the holders of the Voting Trust Certificates title and possession of the number Shares represented thereby (or in respect of any additional Shares held pursuant to paragraph 10 hereof for which Voting Trust Certificates were not issued, if any).

        13.   A person shall be conclusively deemed "disabled" or to have a disability only when and if such person (a) has been adjudicated by a court of competent jurisdiction to be incompetent either to act as Voting Trustee hereunder or to manage his own affairs or (b) has been deemed by a panel of three (3) physicians accredited and licensed to practice medicine in Indiana that such person is "totally disabled", which term means that the person is incompetent to manage his own affairs or to vote Shares as an individual; provided, however that, and notwithstanding the foregoing, if MSA, SPG or a related entity provides a disability income policy for the individual, the definition of "totally disabled" under such policy shall be the definition which applies to the determination of whether a person is disabled hereunder. The panel of physicians shall be made up of one (1) physician selected by the adult children (or spouse if no adult children are living) of the individual in question, one (1) physician selected by the individuals who are parties to this Voting Agreement other than the individual whose competence is in question and one (1) physician selected by the first (2) physicians selected. No person may vote any Shares nor perform any of the duties or functions of a Voting Trustee, and each executor, administrator, guardian or personal representative of any Voting Trustee, upon request, shall give (and be conclusively deemed to have given) an irrevocable proxy to the Voting Trustees then serving who will carry out and effectuate the terms of the Voting Trust. Such proxy will be in force automatically, whether or not a written proxy is executed, and this Voting Agreement shall constitute such proxy for the full term of this Voting Agreement and be deemed renewed on the first day of each eleventh (11th) month. While both exist and are effective, the Voting Trust shall supersede and prevail over such proxy, and if the Voting Trust is determined as a matter of law to be ineffective, such proxy shall prevail. The expiration of such proxy shall not terminate this Voting Agreement.

        14.   The Voting Trustees shall serve without compensation, but shall have the right to incur and pay such reasonable expenses and charges and to employ such agents, accountants, attorneys and counsel he (or she, as the case may be) may deem necessary and proper for carrying this Voting Agreement into effect, and each holder of Voting Trust Certificates shall, severally, promptly upon request, reimburse the Voting Trustees (pro rata in direct ratio to the number of Shares represented by such certificates) for any such expenses and charges. Nothing contained in this Voting Agreement shall disqualify a Voting Trustee or incapacitate a Voting Trustee or his successor or either of them from serving SPG or any of its subsidiaries as an officer or director or in any other capacity, and in any such capacity receiving compensation.

        15.   All of the terms and provisions of this Voting Agreement shall be binding upon and inure to the benefit of each of the Parties hereto, their respective successors, assigns, heirs, administrators and executors and to all of the Shares to which this Voting Agreement is, or may, at any time or from time to time hereafter, be applicable.

        16.   David shall deposit an executed copy of this Voting Agreement with SPG at its principal office and at its registered office in the State of Delaware. The Parties shall use their reasonable commercial efforts to cause SPG to note on the certificates evidencing the Shares (and in the stock ledger in respect of the Class B Stock) that such certificates are subject to this Voting Agreement.

        17.   The Voting Trustees may, as they unanimously determine, distribute some or all of the Shares to the holder of Voting Trust Certificates therefor.

        18.   This Voting Agreement shall be construed and governed by and in accordance with the laws of the State of Delaware.

        IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date and year first shown above.

Melvin Simon
Herbert Simon
David Simon

Exhibit A

SUCCESSOR VOTING TRUSTEES

Jeffrey Freed
Arlington Capital Partners
600 New Hampshire Avenue, NW
Suite 660
Washington, DC 20037

Home:
7025 Mountain Gate Drive
Bethesda, MD 20817

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